CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

         CPS TECHNOLOGIES CORPORATION ANNOUNCES SECOND QUARTER 2016 RESULTS

Norton, Massachusetts, August 3, 2016.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $3.9 million and a net loss of $259 thousand for the quarter ended July 2, 2016.  This compares with revenues of $5.6 million and net income of $114 thousand for the quarter ended June 27, 2015.

Revenues for the six months ended July 2, 2016 were $9.2 million compared with revenues of $10.9 million for the corresponding period a year ago, a decline of 16%.  The net loss for the six- month period in 2016 totaled $62 thousand compared with net income of $188 thousand for the corresponding period a year ago.

Grant Bennett, President and CEO, commented, “Although this revenue decline is consistent with comments offered during our conference call in May, the results are disappointing.  Early in Q2 demand for baseplates for power modules used in trains and wind turbines declined unexpectedly, surprising both us and our customers.  We experienced similar unexpected demand volatility in 2012; demand returned after several quarters. At that time economic uncertainty in Europe was the primary reason for the decline; there are some indications this is at least one factor today.  In Q2 demand in most other product families also declined slightly, but within the range of expected quarter-to-quarter volatility.   The underlying markets remain long-term growth markets and we view these declines as short-term.  However, we have moved quickly to reduce manufacturing personnel to align with current volumes, institute salary adjustments, and sharply curtail discretionary spending.  These actions will minimize the effects of depressed revenues on cash flow while at the same time allowing us to maintain our sales and technical resources essential for growth”

Mr. Bennett continued, “We are pressing forward with our strategy to strengthen our sales and marketing reach and focus.  Our search for a Senior Vice-President for Business Development and Strategy is progressing well.  We have been pleased with the quality of the candidates, have begun interviewing and are targeting a decision by Labor Day.  We are confident our unique technologies have multiple applications globally and see this individual as key to focusing our resources on the most attractive opportunities.  One final note-in July we completed a major redo of our website (www.alsic.com) and have received positive feedback from both prospective customers and investors.”

The Company will be hosting its second quarter conference call with investors at 4:30 pm on Wednesday, August 3.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  56390707

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2016 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	Quarter Ended		Six Months Ended
	July 2,	June 27,	July 2,	June 27,
	2016	2015	2016	2015

Total Revenues	$3,934,995	$5,635,889	$9,150,612	$10,926,155
Cost of Sales	3,374,078	4,336,853	7,458,138	8,491,754
Gross Margin	560,917	1,299,036	1,692,474	2,434,401
Operating Expenses	892,477	1,112,295	1,800,646	2,125,133
Operating income (loss)	(331,560)	186,741	(108,172)	309,268
Interest income	2,722	851	6,462	851
Income (loss) before income taxes	(328,838)	187,592	(101,710)	310,119
Income tax expense (benefit)	(70,100)	73,760	(40,100)	122,500
Net income (loss)	(258,938)	113,832	(61,610)	187,619
Net income (loss) per diluted share	($0.02)	$0.01	$0.00	$0.01
Shares outstanding, diluted	13,200,269	13,627,346	13,199,210	13,679,355

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	July 2,	Dec. 26,
	2016	2015
Assets

Current assets:
Cash and cash equivalents	$3,574,227	$3,412,649
Accounts receivable, net	2,499,056	3,572,479
Inventories, net	2,414,875	2,632,444
Prepaid expenses and other current assets	134,641	104,761
Deferred taxes, current	510,288	467,374
Total current assets	9,133,087	10,189,707

Property and equipment, net	1,874,320	1,688,553
Deferred taxes, non-current	1,683,375	1,683,375
Total assets	$12,690,782	$13,561,635

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$913,644	$1,622,564
Accrued expenses	710,859	931,916
Total current liabilities	1,624,503	2,554,480

Stockholders' equity	11,066,279	11,007,155
Total liabilities and stockholders' equity	$12,690,782	$13,561,635